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                                                                    EXHIBIT 99.1



FOR IMMEDIATE RELEASE                                May 17, 2002

For further information contact:                     Pamela G. Boone
                                                     Vice President Finance, CFO
                                                     636-733-1600

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                            MAVERICK TUBE CORPORATION
      ANNOUNCES PRICING OF PREVIOUSLY ANNOUNCED FIVE MILLION SHARE OFFERING

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         St. Louis, May 16, 2002 -- Maverick Tube Corporation (NYSE:MVK), a
leading North American producer of tubular steel products used in energy and industrial applications, today announced the pricing of a previously announced follow-on offering of five million shares of common stock sold through JPMorgan Securities Inc., as sole bookrunner, and Deutsche Bank Securities Inc. and Raymond James & Associates, Inc. as co-managers. The over-allotment option granted to the underwriters will remain in effect for thirty days. This offering is made under Maverick's shelf registration statement previously filed with and declared effective by the Securities and Exchange Commission.

         The net proceeds from this offering of five million shares will be approximately $70 million, and will be used to fund a portion of the cash purchase price for Maverick's possible acquisition of the Tubular Division of North Star Steel Company, if Maverick's proposal to acquire the North Star Steel Tubular Division is accepted. North Star Steel Company and Cargill, Inc. are currently soliciting offers to purchase the North Star Steel Tubular Division from an unknown number of potential bidders. There can be no assurance that Maverick will prevail in the bidding process for, or finally consummate the acquisition of, the North Star Steel Tubular Division. If Maverick is not the successful bidder for or does not consummate the acquisition of the North Star Steel Tubular Division, the net proceeds of this offering will be used to pay down a portion of Maverick's outstanding indebtedness or for working capital and other general corporate purposes.

         This communication shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which offer, solicitation or sale would be unlawful prior to registration or qualification under the security laws of any such state.

         Information included in this release contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risk and uncertainties, many of which cannot be predicted with accuracy and some of which might not even be anticipated. Future events and actual events, financial and otherwise, may differ materially from the events and results discussed in the forward-looking statements. The reader is directed to Maverick's various filings with the Securities and Exchange Commission, including the prospectus supplement and accompanying prospectus filed today relating to the offering.